Exhibit 5.1

Thomas R. Saldin

Senior Vice President and General Counsel

Idaho Power Company

1221 West Idaho Street

Boise, Idaho 83702-5627

March 25, 2009
Idaho Power Company
1221 West Idaho Street
Boise, Idaho 83702-5627

Ladies and Gentlemen:

I am General Counsel to Idaho Power Company, an Idaho corporation (the “Company”), and am familiar with the Company’s registration statement on Form S-3 (File No. 333-147807) (the “Registration Statement”) filed on December 4, 2007 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to $350,000,000 in aggregate principal amount of its first mortgage bonds and debt securities.  The Registration Statement was declared effective on December 18, 2007.  The prospectus dated December 18, 2007 (the “Base Prospectus”) included in the Registration Statement has been supplemented by a prospectus supplement (the “Prospectus Supplement”) relating to $350,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, Secured Medium-Term Notes, Series H (the “Medium-Term Notes”), dated April 3, 2008, and Pricing Supplement No. 2 (“Pricing Supplement No. 2”), dated March 25, 2009, relating to $100,000,000 aggregate principal amount of Medium-Term Notes, 6.15% Series due 2019 (the “Notes”).  The Company has also filed a free writing prospectus, dated March 25, 2009, with Commission pursuant to Rule 433 under the Securities Act (the “Free Writing Prospectus”).

The Notes will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 (the “Mortgage”) between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as trustees, as supplemented by all indentures supplemental thereto, including the Forty-fourth Supplemental Indenture, dated as of April 1, 2008, relating to the Medium-Term Notes.

For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Base Prospectus, Prospectus Supplement and Pricing Supplement No. 2; (iii) the Free Writing Prospectus; (iv) the Restated Articles of Incorporation, as amended, and Amended Bylaws of the Company; (v) the Mortgage; (vi) the Selling Agency Agreement, dated April 3, 2008 (the “Agency Agreement”), between the Company and each of Banc of America Securities LLC, BNY Capital Markets, Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., Lazard Capital Markets LLC, Piper Jaffray & Co., RBC Capital Markets Corporation, SunTrust Robinson Humphrey, Inc.,

Wachovia Capital Markets, LLC, Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC, as agents, relating to the Medium-Term Notes; (vii) the Terms Agreement, dated March 25, 2009 (the “Terms Agreement”), between the Company and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, KeyBanc Capital Markets Inc., Wedbush Morgan Securities Inc., RBC Capital Markets Corporation and Piper Jaffray & Co., as purchasers, relating to the Notes; (viii) resolutions adopted by the Board of Directors and Executive Committee of the Company relating to the Registration Statement, the Medium-Term Notes in general and the Notes in particular and (ix) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof (items (i) through (ix) above collectively, the “Transaction Documents”).  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents.  As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Transaction Documents.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, I am of the opinion that:

(1)           The Company is validly existing as a corporation and is in good standing under the laws of the State of Idaho.

(2)           The issuance of the Notes has been duly authorized by the Company, and when the Notes shall have been executed, authenticated, issued and delivered in accordance with the terms and provisions of the Mortgage and paid for as contemplated in the Agency Agreement, the Terms Agreement and Pricing Supplement No. 2, the Notes will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the security provided by the Mortgage, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees’ and other creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

My opinions expressed above are limited to the laws of the State of Idaho and the federal laws of the United States, except to the extent such opinions involve determinations regarding regulatory consents and approvals required to be obtained by the Company from any governmental body or bodies in connection with the issuance and sale of the Notes.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 27, 2009.  In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Thomas R. Saldin

Thomas R. Saldin